EXHIBIT 15.6

The Board of Directors of

Randgold Resources Limited (the “Company”)

March 30, 2012

Re:	Consent

Gentlemen:

I, Timothy Peters, do hereby consent to the reference of myself in the Company’s Annual Report on Form 20-F for the year ended December 31, 2011 (the “Annual Report’) to which this consent is an exhibit, to any reference to Mr. Tim Peters under the heading “Experts” in any registration statement into which the Annual Report is incorporated by reference, and to the citation and/or summarization of the reserve statement in the Annual Report as calculated by me for the Kibali project underground mineral reserves.

Dated this 30th day of March, 2012.

By: /s/ Tim Peters
Name:	Tim Peters
Title: Consultant